Exhibit 3.2

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDMENT

TO

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

BCD SEMICONDUCTOR MANUFACTURING LIMITED

(Adopted by Special Resolution on November 19, 2010)

The Third Amended and Restated Articles of Association of BCD Semiconductor Manufacturing Limited, effective as of September 29, 2005 and as amended on November 29, 2007, January 29, 2008, February 4, 2009 and September 18, 2009, respectively (the “Articles”), shall be amended as follows:

1.        Amendment to Article 1. The definition of “Conversion Price” as set forth in Article 1 of the Articles shall be amended and restated in its entirety to read as follows:

“Conversion Price” with respect to a particular class of Preference Shares, shall, as of the date of these Articles, be the Original Purchase Price of such class of Preference Shares, subject to adjustment as hereinafter provided. Notwithstanding the foregoing, in the event of an IPO, the Conversion Price for the Series C Preference Shares shall be US$2.00 immediately prior to the closing of the IPO.

“IPO” immediately prior to the closing of a firm commitment underwritten public offering of its Ordinary Shares or American Depositary Shares to the general public pursuant to (a) a registration statement filed under the Securities Act or (b) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed upon an internationally-recognized securities exchange approved by holders of a majority of the Series C Preference Shares)

2.        Amendment to Article 13. Article 13 of the Articles shall be amended and restated in its entirety to read as follows:

13.        Each Preference Share shall automatically be converted into Ordinary Shares at the then-effective Conversion Price (A) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (or similar securities laws, to the extent applicable, in connection with an offering of securities in another jurisdiction pursuant to which such securities will be listed upon an internationally-recognized securities exchange approved by holders of a majority of the Series C Preference Shares) covering the offer and sale of Ordinary Shares or American Depositary Shares to the public (a “Qualified IPO”), or (B) with the vote of the holders of at least (i) a majority of the then outstanding Preference Shares and (ii) a majority of the then outstanding Series C Preference Shares each voting to convert their Preference Shares.